Exhibit 99.1

DATE:	February 25, 2009

CONTACT:	Edwin D. Schlegel
Chairman
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

FOR IMMEDIATE RELEASE

MID PENN BANCORP, INC. ANNOUNCES LEADERSHIP TEAM

(Millersburg, PA) – Mid Penn Bancorp, Inc. (NASDAQ: MPB) today announced its new executive leadership team. Rory G. Ritrievi was named President and Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank. He will also serve on the Board of Directors of both companies. He can be reached by phone at 717-692-2133 or by email at rritrievi@midpennbank.com. Ritrievi formerly served as Senior Executive Vice President and Market President/Chief Lending Officer of Commerce Bank/Harrisburg N.A.

Kevin W. Laudenslager, formerly Executive Vice President and Chief Financial Officer of Mid Penn Bank, was named Northern Region President and Chief Operating Officer of Mid Penn Bank. He will continue to serve as Vice President and Treasurer of Mid Penn Bancorp, Inc.

Ritrievi brings 23 years of banking experience to his position at Mid Penn. At Commerce Bank, in his capacity as Market President, he managed or oversaw all aspects of the customer experience including the retail network, lending, marketing, and public relations. As Chief Lending Officer, Ritrievi also had overall responsibility for production, credit quality, and credit administration. He holds a Juris Doctor from Widener University School of Law and a B.S. in Economics from the University of Pittsburgh. He is a member of the HACC Foundation Board of Directors. Ritrievi, his wife, Jody, and their three children reside in Mechanicsburg.

Laudenslager has been with Mid Penn Bank since 1985 in various capacities, ranging from Director of Training, Vice President and Assistant Comptroller, to his current role of CFO, which he assumed in 1998. He completed the Pennsylvania Bankers Association’s Executive Leadership Certificate in 2007. He holds an M.B.A. from LeBow College of Business at Drexel University and previously attended Bucknell and Penn State Universities. Laudenslager has also conducted international studies at Grenoble Ecole de Management, Grenoble, France and Université de Strasbourg, Strasbourg, France. Laudenslager resides in Harrisburg.

“We are confident that Mr. Ritrievi and Mr. Laudenslager bring complementary strengths to Mid Penn Bank at a time when the bank’s two unique regions, as well as its customers, shareholders, and employees demand strong leadership,” said Edwin D. Schlegel, Chairman, interim President and Chief Executive Officer. “Both individuals are Central Pennsylvania natives and are very familiar with the financial needs of the markets served by Mid Penn Bank.”

Mid Penn Bancorp, Inc., through its subsidiary, Mid Penn Bank, operates 14 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. Mid Penn Bank has been an independently owned community bank since 1868, and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

For more information, visit Mid Penn’s website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.